UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Kurt C. Hall

Chairman/CEO

National CineMedia, LLC

9110 E. Nichols Ave., Suite 200

Centennial, CO 80112

303-792-8788

April 15, 2013

Dear Shareholder:

As a shareholder of National CineMedia, Inc. (“NCM Inc.” or the “Company”) (NASDAQ:NCMI) and a recipient of the Company’s 2013 Proxy Statement, you may be aware that the Company received a request from the California State Teachers’ Retirement System (“CalSTRS”) to include a shareholder proposal in the Proxy Statement. The CalSTRS proposal, as included in the Proxy Statement (Proposal 6), is:

“That the shareholders of National CineMedia, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

The NCM Inc. Board of Directors (the “Board”) has unanimously determined to oppose the CalSTRS proposal, finding that retention of the current standard of election by not less than a plurality of votes cast is in the Company’s best interest.

Please support the Board’s position and vote “against” the CalSTRS proposal. We are aware that the CalSTRS request has been routinely supported by ISS and Glass Lewis. In fact Glass Lewis and ISS have both supported the CalSTRS recommendation in our most recent proxy that you recently received. There are some aspects of our ownership and governance structure, however, that are unique and a change in our current process of electing directors as proposed by CalSTRS could lead to less control of our operations by our independent directors (and public shareholders) if directors designated by our Founding Member theatre circuits are not elected (or re-elected).

NCM Inc. is a holding company that manages its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). It has no business operations or material assets other than its cash and ownership interest of approximately 48.6% of the common membership units in NCM LLC, as of December 27, 2012 (the end of NCM Inc.’s 2012 fiscal year). NCM LLC’s Founding Members, AMC, Cinemark and Regal, the three largest motion picture exhibition companies in the U.S., collectively held the remaining 51.4% of NCM LLC’s common membership units,

Kurt C. Hall — Chairman/CEO

9110 East Nichols Avenue, Suite 200 — Centennial, CO 80112-3405 — P 303.792.8788 — NCM.COM

April 15, 2013

which can be converted into shares of NCM Inc. The Company’s primary source of cash flow from operations is distributions from NCM LLC pursuant to the NCM LLC Operating Agreement. NCM LLC has long-term contractual arrangements which we refer to as “ESAs” with NCM LLC’s Founding Members. The ESAs grant NCM LLC exclusive rights in Founding Member theatres, subject to limited exceptions, to sell advertising and to sell and distribute Fathom Events.

CalSTRS proposes that the NCM Inc. Board initiate a process to amend NCM Inc.’s Amended and Restated Certificate of Incorporation and/or Bylaws to provide that director nominees be elected by the affirmative vote of a majority of the votes cast at an annual meeting of stockholders. That proposal presents some unique issues to the Company and its shareholders. Specifically, if the CalSTRS proposal were to be implemented, certain provisions of the Director Designation Agreement and NCM LLC’s Operating Agreement, as described in more detail below, could result in disenfranchisement of stockholders rather than the empowerment sought by CalSTRS.

As disclosed in NCM Inc.’s Proxy Statement and other SEC filings, NCM Inc. is party to a Director Designation Agreement (the “Director Designation Agreement”) with its Founding Members. Pursuant to the Director Designation Agreement, so long as a Founding Member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such Founding Member has the right to designate two nominees to NCM Inc.’s ten-member Board who are voted upon by NCM Inc.’s stockholders. The Director Designation Agreement also provides that at least one of a Founding Member’s designees must qualify as an “independent director” at the time of designation so that a majority of the members of the Board are independent directors. An “independent director” under the Director Designation Agreement is a director who qualifies as an “independent director” under the NASDAQ rules. NCM Inc. has a majority of independent directors on its Board. With certain exceptions, under the terms of the Director Designation Agreement, NCM Inc. has agreed to use its best efforts to assure that each director designee is included in the Board’s slate of nominees submitted to NCM Inc.’s stockholders for election of directors and in the Proxy Statement prepared by management in connection with soliciting proxies for every meeting of NCM Inc. stockholders called with respect to the election of members of the Board.

Under the terms of NCM LLC’s Operating Agreement, if any director designee to NCM Inc.’s Board designated by the Founding Members pursuant to the Director Designation Agreement is not elected by NCM Inc.’s stockholders, then NCM Inc. may essentially lose the ability to manage NCM LLC. The Founding Members will be entitled to step into management of NCM LLC by having approval rights over all significant actions of NCM LLC, such as approval of budgets, entering into financing transactions and material contracts, hiring and firing executives, approval of acquisitions or dispositions of assets, approval of a transaction that would constitute a change of control, and so on. Please see the Company’s Proxy Statements for the 2012 and 2013 annual meetings under the caption “Certain Relationships and Related Party Transactions” for disclosure of the provisions of the Director Designation Agreement and the NCM LLC Operating Agreement.

April 15, 2013

Adoption of a majority vote standard would not serve to meet the goals outlined by CalSTRS in its proposal. Rather, if one director designated by a Founding Member is not elected, the Founding Members, rather than the NCM Inc. Board, would have ultimate approval over major actions of NCM LLC. It is important to note that failure of a director nominee to be elected could happen not as a result of dissatisfaction with the director nominee, but because of recent changes to the stock exchange rules eliminating broker discretionary voting in uncontested elections.

NCM Inc. agrees with CalSTRS about the importance of accountability. Under the terms of the NCM Inc. Amended and Restated Bylaws, NCM Inc. stockholders do have the right to remove a director for cause and by majority vote. Additionally, in every director election held by NCM Inc. since its IPO in 2007, NCM Inc. director nominees have received well in excess of the majority of votes cast at the meeting; in fact they have never failed to receive less than 96% of votes cast. The results of the director election votes are publicly disclosed in previously filed Form 8-Ks, including the withheld votes. These voting results clearly demonstrate that NCM Inc. does indeed have the backing of its stockholders and that its strong corporate governance practices are well received and supported.

Adoption of the CalSTRS proposal is not necessary, would not be beneficial to NCM Inc. stockholders as it will increase the risk that the rights of the NCM, Inc. shareholders are disenfranchised. We, therefore, ask that you support our Board’s opposition to the CalSTRS proposal.

We sincerely appreciate your thoughtful consideration of the matters addressed in this letter.

Sincerely,

/s/ Kurt C. Hall
Kurt C. Hall
Chairman of the Board
Chief Executive Officer
National CineMedia, Inc.